Exhibit 99.4

CONSENT OF MURRAY DEVINE

July 2, 2014

Board of Directors

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, TN 38115

We consent to the inclusion in the joint proxy and information statement/prospectus to be filed by Verso Paper Corp., Verso Paper Holdings LLC and Verso Paper Inc. of our solvency opinion issued to the boards of directors of Verso Paper Corp. and NewPage Holdings Inc., dated January 16, 2014, as well as the references to our opinion and a description thereof under the captions “Summary — Solvency Opinion of Financial Advisor to Verso”, “Summary — Conditions to the Completion of the Merger”, “Summary — Termination of the Merger Agreement”, “Summary — Expenses and Termination Fees Relating to the Merger”, “The Merger — Background of the Merger”, “The Merger — Recommendation of the NewPage Board of Directors and NewPage’s Reasons for the Merger”, “The Merger — Solvency Opinion”, “The Merger Agreement — Conditions to the Merger” and “The Merger Agreement —Termination Fees”.

/s/ Murray, Devine & Co., Inc.

Philadelphia, PA